Exhibit 10.30

Loan Agreement

This loan agreement (this “Agreement”) is executed by and between the following parties in Beijing, the People’s Republic of China (“China”) on July 27, 2017:

Party A (the “Lender”): Beijing iQIYI New Media Science and Technology Co., Ltd.; and

Party B (the “Borrower”): YANG Xianghua ( ), ID Card No. ***

Whereas,

1.	The Lender is a wholly foreign owned enterprise legally established and validly existing in China according to the laws of China;

2.	The Borrower is a citizen of China, and as a shareholder of Beijing iQIYI Cinema Management Co., Ltd (the “Cinema Company”), holds 50% of the shares in the Cinema Company in total.

3.	The Lender agrees to lend RMB 10 million (RMB 10,000,000.00) interest-free to the Borrower.

Therefore, the two parties reach the following agreement through friendly negotiation to specify their rights and obligations:

1.	Loan

In accordance with the terms and conditions provided in this agreement, the Lender agrees to lend the Borrower with an interest-free loan amounting to RMB 10 million (RMB 10,000,000.00), and the Borrower agrees to accept the aforesaid loan.

2.	Term of the Loan

2.1	The term of the loan under this Agreement shall begin from July 27, 2017 to ten years after the execution of this Agreement (“Term of the Loan”); the Term of the Loan may be extended upon the Lender’s written confirmation; the extended term shall be determined by the Lender.

2.2	During the Term of the Loan or any extended Term of the Loan, in the event that any of the following events occur as to any of the borrowers, the lender shall be entitled to decide, in the manner of written notice, that the loan hereunder becomes due immediately, and demand the Borrower to repay the loan in the manner provided by the provisions hereof:

(1)	the Borrower resigns from or is dismissed by the Lender or its affiliated company (refers to all the companies which have affiliated relations with the Lender during the term of this Agreement);

(2)	the Borrower dies or loses capacity for civil conduct, or his/her capacity for civil conduct becomes limited;

(3)	the Borrower commits or is involved in any crime;

(4)	any third party claims against the Borrower damages exceeding one hundred thousand (RMB 100,000.00);

(5)	any representation or warranty by the Borrower herein is proven to be untrue or inaccurate in any material aspect at the time when it is made; or the Borrower breaches any obligation hereof;

(6)	to the extent permitted by the laws of China, in the event that the Lender or its designated person may invest in the Cinema Company’s businesses and the Lender, in accordance with the provisions of the Exclusive Share Purchase Agreement executed by the Lender and the Borrower on July 27, 2017 (the “Exclusive Share Purchase Agreement”), has issued a written notice to the Borrower to purchase the shares in the Cinema Company held by the Borrower and has exercised such option (such acts are not deemed to be completed until relevant registrations with the industry and commerce administrative authorities are completed).

3.	Repayment of the Loan

3.1	Both Parties hereby agree and confirm that the Borrower must and may only repay the loan in the manner as follows: when the loan hereof becomes due or any event under Article 2.2 of this Agreement occurs, the Borrower (or his/her successors, heirs or assigns) shall at the request of the written notice by the Lender, subject to the provisions of the laws of China, transfer all his/her shares in the Cinema Company to the Lender and/or its designated entities, and repay the loan hereunder by the proceeds received from the transfer.

3.2	The Borrower may not repay the loan in whole or in part without prior written consent of Party A.

3.3	Both Parties agree that the share transfer hereunder shall be deemed completed when the formalities for the change of shareholder with the relevant industry and administrative authorities are completed and the Lender or its designated entities have become the legal holders of the aforementioned target shares.

4.	Interest of the Loan

Both Parties hereby agree and acknowledge that unless this Agreement provides otherwise, the loan hereunder shall bear no interest. However, when the loan becomes due and the Borrower transfers his/her shares to the Lender or its designated entities in the manner of repayment provided by this Agreement, if the actual price for share transfer is higher than the principal of the loan to the Borrower because of the requirements of the laws or other reasons, the difference between the transfer price and the principal shall be deemed interest or capital occupation expense, and shall be paid to the Lender together with the principal.

5.	Representations, Warranties and Undertakings of the Borrower

5.1	the Borrower shall provide copy of his/her capital contribution certificate as to 50% of the shares in the Cinema Company to the Lender.

5.2	To secure repayment of the loan, the Borrower agrees to pledge all his/her shares in the Cinema Company with the Lender, and grant an option to purchase the abovementioned shares to the Lender. The Borrower agrees to execute the Share Pledge Agreement at the Lender’s request.

5.3	the Borrower undertakes not to request the Cinema Company to distribute dividend or profit to him/her, and not to pass any resolution as the shareholder of the Cinema Company to distribute dividend or profit to shareholders.

5.4	the Borrower shall maintain the Cinema Company’s existence and prudentially and validly operate the business and handle the matters of the Cinema Company, following sound financial and business standards and practices. Upon the Lender’s request, the Borrower shall provide the Lender with all the materials relating to operation and financial condition of the Cinema Company. The Borrower shall operate all businesses of the Cinema Company in the normal course of business to maintain the value of the Cinema Company’s assets.

5.5	To keep his/her title of the shares in the Cinema Company, he/she shall execute all the necessary or appropriate documents, take all the necessary or appropriate actions, make all the necessary or appropriate accusations, and raise all necessary or appropriate defenses against all claims; the Borrower shall immediately notify the Lender of any litigation, arbitration or administrative procedure that has occurred or may occur with respect to the Cinema Company.

5.6	the Borrower shall strictly comply with the provisions hereof and duly perform his/her obligations hereunder, and shall not conduct any act or omission that may affect the validity and enforceability of this Agreement.

6.	Taxes and Expenses

Unless this Agreement provides otherwise, both Parties shall respectively pay their respective taxes and expenses regarding this Agreement pursuant to relevant laws and regulations. All the other taxes and reasonable expenses relating to the loan shall be borne by the Lender.

7.	Effectiveness and Termination of this Agreement

7.1	Both Parties agree and confirm that this Agreement shall become effective from July 27, 2017.

7.2	Both Parties agree and confirm that this Agreement shall terminate when both Parties fully perform their respective obligations hereunder. Both Parties agree and confirm that the Borrower’s obligations hereunder shall only be deemed fully performed when all of the following conditions are met:

(1)	the Borrower has transferred all his/her shares in the Cinema Company to the Lender and/or its designated entities; and

(2)	the Borrower has repaid all the proceeds received from the transfer hereunder to the Lender according to the provisions hereof and of the Exclusive Share Purchase Agreement.

7.3	Unless (1) the Lender commits gross negligence, fraud or other serious illegal acts; or (2) the Lender is terminated for bankruptcy, dissolution or order to close, the Borrower shall not unilaterally revoke or terminate this Agreement in any circumstance.

8.	Breaching Liabilities

8.1	In the event that either Party (“Breaching Party”) breaches any provision hereof, and thus causes any damage to the other Party (“Non-breaching Party”), the Non-breaching Party may send a written notice to the Breaching Party, requesting the Breaching Party to immediately correct and remedy its breach. If the Breaching Party fails to take measures satisfactory to the Non-breaching Party to remedy and correct its breach within fifteen (15) days after the Non-breaching Party receives the abovementioned written notice, the Non-breaching Party may immediately take other remedial measures according to the provision hereof or through legal means.

8.2	In the event that the Borrower fails to repay the loan to the Lender according hereto, the Borrower shall pay to the Lender the liquidated damages for late payment at the daily rate of 0.02% over the outstanding amount (counted from the date requested by the Lender for repayment of the loan), and shall compensate the Lender for any direct economic loss caused by the Borrower’s breach (including but not limited to the market value of the shares held by the Borrower in the Cinema Company which is not transferred, or the outstanding loan amount, whichever is higher).

9.	Confidentiality

9.1 Both Parties acknowledge and confirm that any oral or written information communicated with each other regarding this Agreement is confidential information. The Parties shall keep such information confidential, and may not disclose such information to any third party without written consent by the other Party, except:

(1)	Any information that has been known or will be known to the public (not through any disclosure by the receiving Party to the public without the other Party’s consent);

(2)	Any information disclosed according to the requirements of applicable laws and stock exchange rules; or

(3)	In case that any information is disclosed to either Party’s legal or financial consultant with respect to the transaction contemplated hereunder, such legal or financial consultant is obliged to perform similar obligations of confidentiality to those specified herein. Any disclosure by any employee of or institution engaged by either Party shall be deemed disclosure by such Party, and such Party shall be liable for breach of contract according to this Agreement. This Article 9 shall survive the invalidity, rescission, termination or unenforceability of this Agreement for whatever reasons.

10.	Notice

Any notice or other communication sent by either Party hereunder shall be made in writing, and sent by personal delivery, letter or fax to the following address of the other Party or to other addresses designated by the other Party by notice from time to time. The notice shall be deemed serviced (a) in case of personal delivery, when it is delivered; (b) in case of letter, on the seventh (7th) day after it is mailed by the airmail with postage paid, or on the fourth (4th) day after it is posted with the express delivery recognized internationally; and (c) in case of fax, at the time shown on the transmission confirmation of relevant documents.

the Lender: Beijing iQIYI New Media Science and Technology Co., Ltd.

Address: 10th and 11th Floor, No. 2 Haidian North First Street, Haidian District, Beijing

Postal code: 100080

Tel: 010-62677171

Fax:

the Borrower: YANG Xianghua ( )

Address: ***

Postal code: ***

Tel:

Fax:

11.	Applicable Law and Dispute Resolution

The execution, validity, performance and interpretation of and the dispute resolution regarding this Agreement shall be governed by the laws of China. Any dispute arising from performance hereof or relating to this Agreement shall be resolved by the Parties through friendly negotiation. If the dispute fails to be resolved through negotiation, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration pursuant to the arbitral rules then effective of such arbitration institution. The place of arbitration shall be Beijing, the language of arbitration shall be Chinese, and the arbitration award shall be final and shall have binding force upon all the parties. Except for the part submitted to arbitration, the other parts of this Agreement shall remain effective. The effectiveness of this article is not affected by any change, rescission or termination of this Agreement.

12.	Miscellaneous

12.1	Both Parties agree and confirm that the Lender’s “written consent” mentioned in this Agreement means that the matter is subject to the approval of the Lender’s board of directors. If such matter is only approved by the Borrower, the approval shall not constitute the Lender’s “written consent”.

12.2	The headings herein are for convenience only, and may not be used to interpret, explain or affect in other aspects the meaning of any provisions hereof.

12.3	Both Parties confirm that this Agreement once effective shall constitute the entire agreement and consensus between them with respect to the subject matters hereof, and shall replace all the oral and/or written agreements and consensuses reached by the Parties with respect to the subject matters hereof.

12.4	This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors, heirs or permitted assigns, and be executed only for the benefit of the above persons. The Borrower may not assign, pledge or otherwise transfer in other manners any right, interest or obligation hereunder to others without prior written consent of the Lender.

12.5	the Borrower hereby agrees that (i) if the Borrower dies, the Borrower agrees to immediately assign the rights and obligations hereunder to the entity designated by the Lender; (ii) the Lender may assign its rights and obligations hereunder to any third party when necessary. The Lender only needs to send a written notice to the Borrower when the such assignment occurs, and is not required to obtain the Borrower’s consent on such assignment.

12.6	Either Party’s failure to exercise promptly any right hereunder shall not be deemed waiver of such right, nor shall it affect the Party’s future exercise thereof.

12.7	If any provision hereof is decided by any competent court or arbitral institution as invalid, void or unenforceable, it shall not affect or impair the validity or enforceability of other provisions hereof. The Parties shall stop performance of such invalid, void or unenforceable provision, and shall amend it so that the original intention will be achieved as much as possible and the provision becomes valid and effective only to the extent of relevant fact and circumstance.

12.8	The Parties shall negotiate to decide any matter not covered herein. The Parties shall amend or supplement this Agreement through written agreements. The written amendments and supplemental agreements duly signed by both Parties are an integral part hereof, and have same legal force as this Agreement.

12.9	This Agreement is made in four (4) counterparts, and each Party holds one (1), the remaining copies are held by the Lender. All counterparts have equal legal force.

In witness whereof, this Agreement is entered into by both Parties or their legal representatives or authorized representatives on the date first written above.

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[Signature page for the Loan Agreement]

Party A: Beijing iQIYI New Media Science and Technology Co., Ltd.(seal)

[Company seal is affixed]

Signature by Legal Representative / Authorized Representative: /s/ GONG Yu

Party B: YANG Xianghua( )

Signature: /s/ YANG Xianghua